EXHIBIT (8)(c)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

(ALLIANCE)

AMENDMENT NO. 1

TO

PARTICIPATION AGREEMENT

Amendment No. 1 to the Participation Agreement (the “Agreement”), dated as of May 1, 2001, between TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (“Insurer”) (formerly AUSA LIFE INSURANCE COMPANY, INC.); AFSG SECURITIES CORPORATION (“Contracts Distributor”); ALLIANCE CAPITAL MANAGEMENT L.P. (“Adviser”); and ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. (formerly, ALLIANCE FUND DISTRIBUTORS, INC.) (“Distributor”).

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

AMENDED SCHEDULE A

SEPARATE ACCOUNTS, CONTRACTS AND PORTFOLIOS

Name of Separate Account and Date Established by the Board of Directors	SEC File Numbers of the Contracts Funded	Portfolios
Separate Account VA BNY September 27, 1994	33 Act File No. 033-83560 40 Act File No. 811-08750 (Transamerica Landmark Variable Annuity)	• AllianceBernstein Growth & Income Portfolio • AllianceBernstein Premier Growth Portfolio

Separate Account VA QNY August 13, 1996	33 Act File No. 333-110048 40 Act File No. 811-07793 (Flexible Premium Variable Annuity – E)	• AllianceBernstein Premier Growth Portfolio • AllianceBernstein Technology Portfolio

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date: May 1, 2004

TRANSAMERICA FINANCIAL LIFE		ALLIANCE CAPITAL MANAGEMENT LP
INSURANCE COMPANY		By: Alliance Capital Management Corporation,
its General Partner

By:	/s/ John K. Carter	By:	/s/ Illegible
Name:	John K. Carter	Name:
Title:	Vice President	Title:

AFSG SECURITIES CORPORATION		ALLIANCEBERNSTEIN INVESTMENT
RESEARCH AND MANAGEMENT, INC.

By:	/s/ John K. Carter	By:	/s/ Richard A. Winge
Name:	John K. Carter	Name:	Richard A. Winge
Title:	Vice President	Title:	Managing Director, SVP